United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 14, 2015

Date of Report (Date of earliest event reported)

LATTICE INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	005-34249	22-2011859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7150 N. Park Drive, Suite 500 Pennsauken, New Jersey	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (856) 910-1166

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01     Entry into a Material definitive Agreement

The disclosure contained in Item 2.03 is incorporated by reference in this Item 1.01.

Item 2.02     Results of Operations and Financial Condition

On May 20, 2015, Lattice Incorporated (the “Company”) issued a press release announcing its financial results for the quarter ended March 31, 2015. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2015, Lattice Incorporated (“Company” or “we”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Lattice Funding, LLC (“Funding”), a third party lender, pursuant to which Funding loaned the Company a gross amount of $908,000 (the “Loan”). The Company is also obligated to issue 605,333 shares of its common stock to Funding pursuant to the Loan Agreement, and will pay Funding an annual 2% administration fee while the Loan is outstanding, which would increase to 3% in the event of a default. The Loan is secured by a first priority security interest in the revenues from certain of the Company’s contracts and the equipment associated with such contracts. In connection with the Loan Agreement and the transactions contemplated thereby, the Company:

•	issued a promissory note dated May 14, 2015 bearing an interest rate of 8% per year (the “Note”). The Note matures on April 30, 2020 and is convertible into shares of the Company’s common stock at a conversion price of $0.15 per share and may not be prepaid. The Note provides for customary events of default, including the failure to pay any amount due under the Note on the applicable due date (subject to a cure period), any default on any other indebtedness by the Company, the Company becoming insolvent, or the company filing for voluntary bankruptcy. In the event of a default, the interest rate on the Note would increase to 12% per year and $50,000 would be added to the to the principal as a penalty. If the Company fails to make a payment within 10 days of the due date, the Company would be obligated to pay a late charge of 5% of the amount due.

•	entered into a Placement Agent Agreement dated May 14, 2015, pursuant to which the Company agreed to pay Cantone Research Inc. (“CRI”), an affiliate of Funding, a fee of 8% of the gross amount of the Loan, a non-accountable expense allowance of 1% of the Loan, and 1,000 shares of shares of common stock for each $1,000 of gross proceeds (a total of 908,000 shares in connection with the Loan). The Company also agreed to pay legal fees equal to 1% of the gross amount of the Loan.

Funding and CRI received piggy-back registration rights in connection with the Loan. Approximately $365,000 of the Loan was used to repay a portion of a Bridge Loan made by Cantone Asset Management, LLC, an affiliate of CRI and Funding.

Item 3.02     Unregistered Sales of Equity Securities

The disclosure contained in Item 2.03 is incorporated by reference in this Item 3.02. The securities (an aggregate of 1,513,333 shares of the Company’s common stock and a Note convertible into shares of the Company’s common stock) were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement dated May 14, 2015, between Lattice Funding, LLC and the Company
10.2	Promissory Note dated May 14, 2015 made in favor of Lattice Funding, LLC
10.3	Placement Agent Agreement dated May 14, 2015 between Cantone Research Inc. and the Company
99.1	Press release dated May 20, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 20, 2015

LATTICE INCORPORATED

By: /s/ Joe Noto
Name: Joe Noto
Title: Chief Financial Officer

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